Exhibit 99.1 Press Release Dated October 26, 2006


Zunicom appoints John Rudy and David Parke To Board


Carrollton, Texas, October 26, 2006 - Zunicom, Inc. (OTCBB: ZNCM) today announced that John Rudy and David Parke have been appointed to its board of directors, effective immediately. With these appointments the board now consists of four members, William Tan, chairman, Ian Edmonds, John C. Rudy and David C. Parke.

Mr. Rudy is the founder and principal of Beacon Business Services, Inc., Matawan, New Jersey, a consulting firm specializing in providing financial, accounting and business advisory services to small companies since 1992. From August 1998 through April 2000 he served as interim chief financial officer of Hometown Auto Retailers, Inc., a publicly-traded automobile dealership. From August 2005 until May 2006 he served as interim chief financial officer of Sona Mobile Holdings Corp., a publicly traded wireless technology company. Since July 2005 Mr. Rudy has been serving as a director of AdStar, Inc., a publicly-traded company engaged in internet ad placement products and services and Empire Financial Holding Company, Inc., a publicly-traded broker-dealer. Since May 2005 he has been serving as a director of Trey Resources, Inc., a publicly-traded software reseller. Mr. Rudy received an M.B.A. from Emory University and a B.S. in economics from Albright College, and is a Certified Public Accountant in New York State.

Mr. Parke is a founder and director of the investment banking firm, Mufson Howe Hunter & Company LLC, Philadelphia, Pennsylvania, where he specializes in capital origination and merger and acquisition advisory services to emerging growth companies. Prior to founding MHH, Mr. Parke was an investment banker at Investec, Inc. and its predecessor Pennsylvania Merchant Group. Mr. Parke received an M.B.A. from The Wharton School and a B.S. in Finance from Lehigh University. He is also a director of Petroleum Development Corporation, a publicly-traded company engaged in the development, production and marketing of natural gas and oil.

About Zunicom, Inc.

Zunicom, Inc. (www.zunicom.com) through its wholly owned subsidiary, Universal Power Group, Inc. (www.upgi.com), is a leading provider of third-party logistics and supply chain management services, batteries, security products and related portable power products to various industries and through its wholly-owned subsidiary AlphaNet Hospitality Systems, Inc. (www.alphanet.net), provides business communication services to the hospitality industry.

This release contains a number of forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We can give no assurances that the UPG initial public offering will be consummated. The consummation of the initial public offering is subject to market conditions and Zunicom and UPG finalizing the negotiation of certain of the offering terms.

                      FOR MORE INFORMATION, PLEASE CONTACT:
                  Mimi Tan / P: 469.892.1200 / mtan@zunicom.com